Exhibit 99.1
                        Community Bancorp Inc. Promotes
                      Richard M. Sanborn to Executive Vice
                     President/Chief Administrative Officer

    ESCONDIDO, Calif.--(BUSINESS WIRE)--Jan. 12, 2005--Community Bancorp, Inc. (NASDAQ:CMBC), parent company of Community National Bank ("Community"), announced today that Richard M. Sanborn has been promoted to Executive Vice President/Chief Administrative Officer. Mr. Sanborn joined the Bank in June 2004 as Senior Vice President/Administration Group. Prior to that, he was a member of the Bank and Holding Company Board of Directors for 1st Centennial Bank and was the former President and CEO of Palomar Community Bank in Escondido which merged with 1st Centennial in March 2003.
    In his new position, Sanborn will be responsible for managing the bank's branch network, operations administration, information systems, marketing, facilities, and merger/acquisition integration. "Rick has demonstrated the solid leadership skills and in-depth knowledge of banking, at both the community bank and big bank level, that are essential for the CAO position," stated Michael J. Perdue, President and CEO. "In fact, he successfully led the Cuyamaca Bank acquisition in a record 95 days from the date of announcement, with the successful branch and systems integration five weeks later," added Perdue.
    Sanborn has long been active in community affairs and industry trade groups having served in leadership roles on the boards of the Boys and Girls Club United and the Escondido Chamber of Commerce. He currently serves on the Board of the California Bankers Association where he holds an additional post of Regional Legislative Chairperson. An active member of the Honorary Deputy Sheriff's Association, Sanborn holds a Masters in Business Administration from California Pacific University, San Diego, CA and a Bachelor of Science in Accountancy from Bentley College, Waltham, MA.

    www.comnb.com

    GENERAL INFORMATION

    Community Bancorp Inc. is a bank holding company with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. As of October 1, 2004, the Company's assets were $656 million, including Cuyamaca Bank, N.A., which was acquired effective October 1, 2004. Community National Bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The Bank serves San Diego County and southwest Riverside County with ten retail banking offices in Bonsall, El Cajon, Encinitas, Escondido, Fallbrook, La Mesa, Murrieta, Santee, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, (760) 432-1100